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                            July 7, 2023

       John Cash
       Chief Executive Officer
       UR-ENERGY INC.
       10758 West Centennial Road, Suite 200
       Littleton, Colorado 80127

                                                        Re: UR-ENERGY INC.
                                                            Registration
Statement on Form S-3
                                                            Filed June 28, 2023
                                                            File No. 333-272992

       Dear John Cash:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Brian Boonstra, Esq.